UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 14, 2017

PENN VIRGINIA CORPORATION

(Exact Name of Registrant as Specified in Charter)

Virginia	1-13283	23-1184320
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14701 St. Mary’s Lane, Suite 275 Houston, Texas		77079
(Address of Principle Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 722-6500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Certain Officers

Effective August 15, 2017, the board of directors (the “Board”) of Penn Virginia Corporation (the “Company”) appointed John A. Brooks as the President and Chief Executive Officer of the Company. In connection with such appointment, Mr. Brooks ceased to serve as Interim Principal Executive Officer, Executive Vice President and Chief Operating Officer of the Company. Mr. Brooks served as the Company’s Interim Principal Executive Officer from September 2016 to August 2017, Executive Vice President and Chief Operating Officer from January 2014 to August 2017, Executive Vice President, Operations from February 2013 to January 2014, Senior Vice President from February 2012 to February 2013 and Vice President from May 2008 to February 2012 and as Penn Virginia Oil & Gas Corporation’s Vice President and Regional Manager from October 2007 to February 2012, Operations Manager from January 2005 to October 2007 and Drilling Manager from February 2002 to January 2005.

As President and Chief Executive Officer of the Company, Mr. Brooks will earn a base salary of $425,000 per year.

There are no material arrangements or understandings between Mr. Brooks and any other person pursuant to which he was appointed to serve as President and Chief Executive officer that are not described above, and there are no transactions with Mr. Brooks that would be reportable under Item 404(a) of Regulation S-K.

Effective August 15, 2017, the Board appointed Harry Quarls as an officer of the Company in the newly created position of Executive Chairman. Mr. Quarls has served as Chairman of the Board since September 2016, and he currently serves as a Managing Director at Global Infrastructure Partners. He also serves as a Director of Rosehill Resources, Inc., Fairway Resources LLC, Opal Resources LLC, US Oil Sands Corporation and SH 130 Concessions LLC. He is Chairman of the Board of Directors of US Oil Sands Corporation and SH 130 Concessions LLC. Mr. Quarls previously served as Chairman of the Board of Directors of Trident Resources Corp. and Woodbine Holdings LLC, and he also served as a Managing Director and Practice Leader for Global Energy at Booz & Co., a leading international management consulting firm, and as a member of Booz & Co.’s Board of Directors.

Mr. Quarls will continue to serve as Chairman of the Board of the Company. As a result of Mr. Quarls’ becoming an officer of the Company, he is no longer considered an “independent director” within the meaning of Nasdaq Listing Rule 5605(a)(2), and thus, effective August 15, 2017, Mr. Quarls ceased to serve on the Compensation and Benefits Committee, the Audit Committee and the Nominating and Governance Committee of the Company.

As Executive Chairman of the Company, Mr. Quarls will earn a base salary of $250,000 per year.

There are no material arrangements or understandings between Mr. Quarls and any other person pursuant to which he was appointed to serve as Executive Chairman that are not described above, and there are no transactions with Mr. Quarls that would be reportable under Item 404(a) of Regulation S-K.

Additionally, on August 15, 2017, Mr. Brooks and Mr. Quarls received awards of 26,670 and 18,910 restricted stock units, respectively, which will be in lieu of annual awards through 2019. Of such restricted stock units, 50% are issued in the form of time-based restricted stock units, and the remaining 50% are issued in the form of performance-based restricted stock.

Appointment of Director

Effective August 15, 2017, the Board increased the number of directors on the Board to five and appointed Mr. Brooks as a member of the Board to fill the newly created director position and serve until the 2018 annual meeting of shareholders.

Except for his existing employment relationship with the Company, there are no material arrangements or understandings between Mr. Brooks and any other person pursuant to which Mr. Brooks was appointed to serve as director that are not described above, and there are no transactions with Mr. Brooks that would be reportable under Item 404(a) of Regulation S-K.

Item 7.01.	Regulation FD Disclosure.

On August 15, 2017, the Company issued a press release announcing the Board’s appointment of Mr. Brooks as President and Chief Executive Officer and a director and Mr. Quarls as Executive Chairman. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, Exhibit 99.1 is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Description

99.1	Press Release dated August 15, 2017.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 17, 2017	PENN VIRGINIA CORPORATION

	By:	/s/ Steven A. Hartman
Steven A. Hartman Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated August 15, 2017.